Exhibit 10.1

YOUBET.COM, INC.

RETENTION PROGRAM

1.           Effective Date.  This Retention Program (the “Plan”) of Youbet.com, Inc. (the “Company”) shall be effective as of February 17, 2010 (the “Effective Date”) and shall remain in effect until the Termination Date (as defined in Exhibit A) (the “Term”).

2.           Participants Covered.  Each person listed on Exhibit B shall become a participant in the Plan on the Effective Date (each such person, a “Participant”) and, except as otherwise determined in writing by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, no person who is not listed on Exhibit B on the date hereof shall become a Participant in this Plan.

3.           Retention Payments.  On the Effective Date, the Company shall establish a Retention Payment for each Participant, which shall be set forth on Exhibit B.  A Participant’s Retention Payment shall be a bookkeeping entry only and no trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder.  Each Participant’s Retention Payment shall be a general obligation of the Company and the claim of a Participant or beneficiary to a benefit shall at all times be merely the claim of an unsecured creditor of the Company.

4.           Vesting of Retention Payment.  A Participant’s right to receive all or a portion of his/her Retention Payment shall vest and become non-forfeitable as set forth below.

4.1           Normal Vesting.  50% of each Participant’s Retention Payment shall vest on the Closing (as defined in Exhibit A) and the remaining 50% shall vest on the six-month anniversary of the Closing (each, a “Vesting Date”) if the Participant is then employed by the Company, any of its direct or indirect subsidiaries or any affiliate thereof (an “Affiliate”).

4.2           Accelerated Vesting.  A Participant shall become 100% vested in his/her Retention Payment immediately upon the termination of the Participant’s employment with the Company and its Affiliates (i) by the Company or its Affiliates for any reason other than for Cause (as defined in Exhibit A), (ii) by the Participant for Good Reason (as defined in Exhibit A) or (iii) due to the Participant’s death; provided, however, that in the event such termination occurs prior to the Closing, the Participant’s Retention Payment shall not vest until the Closing.

5.           Forfeiture of Retention Payment.  Subject to Section 4.2, above, a Participant shall forfeit the Retention Payment upon any termination of employment with the Company and its Affiliates.

6.           Distribution of Vested Retention Payment.

6.1           General.  The vested portion of a Participant’s Retention Payment shall be distributed in a cash lump sum to the Participant (or his/her beneficiaries) within 10 days of the date the Participant’s right to such portion becomes vested in accordance with Section 4.

6.2           Section 409A.  To the extent necessary to avoid imposition on the Executive of a penalty tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any distribution payable as a result of a Participant’s termination of employment shall be deferred for six months and one day after such termination and shall be made in accordance with the provisions of Section 6.1.

7.           Miscellaneous.

7.1           Spendthrift Clause.  No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

7.2           Withholding.  Any amounts payable hereunder shall be reduced by all required withholdings for state, federal and local employment, income, payroll or other taxes.

7.3           Beneficiary Designation.  A Participant may from time to time designate, in the manner specified by the Company, a beneficiary to receive payment pursuant to Section 6 in the event of his/her death.  In the event that there is no properly designated beneficiary living at the time of a Participant’s death, his/her benefit hereunder shall be paid to his/her estate.

7.4           Amendment.  On and after the Effective Date, the Plan may not be amended by the Company in a manner that adversely affects a Participant without his/her written consent. The Plan may be amended with the consent of Participants to comply with Section 409A of the Code so long as such amendments do not materially adversely affect the rights of any Participant hereunder.

7.5           Governing Law.  This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.  For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any action, suit or proceeding in any court of competent jurisdiction in any state in which the Participant resides at the commencement of such action, suit of proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

7.6           Right of Discharge Preserved.  Nothing contained in this Plan shall be construed as a guarantee or right of any Participant to be continued as an employee of the Company or its Subsidiaries or as a limitation of the right of the Company or its Subsidiaries to terminate the employment of any Participant.

7.7           Successors and Assigns.  This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign (including any purchaser of all or substantially all the Company’s asset) to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place.  The term "Company" as used herein shall include such successors and assigns.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted February 17, 2010.

EXHIBIT A
CERTAIN DEFINITIONS

A-1           Cause. The Company and its Subsidiaries may terminate a Participant for Cause in the event that, after the Effective Date, the Participant:

(i)           Continues to fail to perform any of the material duties of his/her position with the Company or its Subsidiaries, including special projects and assignments, after notice and a reasonable opportunity to correct performance;

(ii)           Breaches any material provision of the Company’s Code of Conduct; or

(iii)           Is convicted of, or pleads nolo contendere to, any felony or misdemeanor which has a material impact on the Participant’s ability to perform the duties of his/her position.

A-2           Closing means the “Closing” as defined in the Agreement and Plan of Merger, dated as of November 11, 2009, by and among Churchill Downs Incorporated, Tomahawk Merger Corp., Tomahawk Merger LLC and the Company (the “Merger Agreement”).

A-3           Good Reason.  A Participant may terminate his/her employment with the Company and its Subsidiaries for Good Reason in the event that, on or after the Closing, (i) the Participant is subjected to a reduction in base salary paid by the Company to a level that is less than the Participant’s base salary immediately prior to the Closing or (ii) the Participant is subjected to a substantial relocation of the Participant’s principal place of employment from his/her principal place of employment immediately prior to the Closing without the Participant’s consent.

A-4           Termination Date means the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the date of payment of all payments required to be made hereunder.